Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) made as of the 17th day of May, 2016 by and between Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), and Alexander (Sandy) Macrae (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree follows:

1.Employment.

The Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions set forth in this Agreement, with an start date of June 1, 2016 (the “Effective Date”).

2.Employment Period.

This Agreement shall be effective for a period commencing as of the Effective Date and ending on the date this Agreement and Executive’s employment hereunder are terminated by either party (such period, the “Employment Period”).  This Agreement and Executive’s employment may be terminated by either party upon thirty (30) days written notice to the other party.  Upon such termination, Executive will be entitled to the severance benefits described herein.

3.Position, Duties and Obligations.

(a)Executive shall serve as the Company's President and Chief Executive Officer and in such other positions as the Board may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Board.  Immediately following the annual meeting of stockholders on June 14, 2016, the Board shall appoint Executive as a member of the Board and for each annual meeting of stockholders during the remainder of the Employment Period the Board shall nominate Executive for election as a member of the Board.

(b)During the Employment Period, Executive shall perform his duties faithfully and to the best of his ability and shall devote substantially all of his business time, attention, knowledge, skills and interests to the business of the Company (and its subsidiaries).

(c)During the Employment Period, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of the Board.

(d)The foregoing in this Section 1 shall not preclude Executive from serving on any corporate, civic or charitable boards or committees on which he is serving as of the Effective Date and discloses to the Board prior to the Effective Date or on which he commences service following such date with the Board’s prior written approval, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(e)Executive’s principal place of business will be located in Richmond, California.

(f)Executive represents that he may enter into this Agreement, accept employment with the Company under the terms of this Agreement and perform the duties and responsibilities contemplated by this Agreement without violating any other agreement or agreements with other parties including but not limited to prior employers.

4.Compensation and Benefits.

(a)Base Compensation.  The Company shall pay to Executive an annual base salary of six hundred thousand dollars ($600,000), prorated for any partial employment period and payable in equal monthly installments in accordance with the Company's payroll schedule.  The Compensation Committee of the Board shall annually review the then-current level of Executive's base salary to determine the amount, if any, of salary change.

(b)Annual Performance Bonus.  The target amount of Executive’s annual cash bonus shall be sixty percent (60%) of his annual base salary.  The actual bonus may be more or less than the target amount based upon the Company’s achievements over the year.  Any bonus to which Executive becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event shall any such bonus be paid earlier than January 1 or later than March 31 of the calendar year following the calendar year for which that annual bonus is earned.  The bonus for 2016 shall be pro-rated for the period of service during 2016.  The Compensation Committee of the Board shall annually review Executive’s then target amount for annual cash bonus to determine the amount, if any, of change to such target amount.

(c)Retention Bonus Advance.  Executive shall be advanced a retention bonus (the “Retention Bonus”) in the amount of two hundred thousand dollars ($200,000) in his first regularly scheduled payroll after the Effective Date.  Although this Retention Bonus is advanced at the beginning of Executive’s employment, it is expressly conditioned on his continued active employment in good standing for a period of at least one full year (and such advanced Retention Bonus shall not be deemed earned until such condition has been met).  Should Executive’s employment be terminated by the Company for Cause, or should Executive voluntarily terminate his employment other than for Good Reason, at any time prior to the first

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(1st) anniversary of the Effective Date, then, in either case, Executive shall at the time of such termination promptly repay the Retention Bonus to the Company.  In the event Executive does not earn and fails to promptly repay the Retention, then the Company shall be further entitled to recover from Executive its costs and expenses incurred in enforcing this repayment obligation, including reasonable attorneys’ fees and costs.

(d)Benefits.  Executive will be entitled to the employee benefits generally provided to other executive officers of the Company.  Under the Company’s vacation policy, Executive will have 10 sick days, 15 vacation days and 10 Company holidays per year.

(e)Equity.  Within two (2) business days of the Effective Date the Compensation Committee of the Board shall grant Executive a stock option to purchase up to 700,000 shares of the Company’s Common Stock with an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant (the “Option”) under the Company’s 2013 Stock Incentive Plan (the “Plan”).  The Option will be evidenced by the standard stock option agreement under the Plan and will be subject to the terms and conditions of that agreement and the Plan, with one-quarter of the Option shares vesting twelve (12) months from the date of grant of the Option and the remainder vesting in equal monthly installments for thirty-six (36) months thereafter, provided Executive remains a full-time employee through each such vesting date.  Vesting of the Option and any subsequent equity grants will cease upon termination of Executive’s employment by either party for any reason, provided however, in the event of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in either case, within twelve (12) months of a Change in Control, Executive shall vest on an accelerated basis with respect to the Option and any other equity incentive award then held by Executive as follows: (i) in the event of a Change in Control within two (2) years following the Effective Date, Executive shall vest with respect to fifty percent (50%) of the unvested shares subject to the Option and any other equity incentive award held by Executive and (ii) in the event of Change in Control more than two (2) years following the Effective Date, Executive shall vest with respect to one hundred percent (100%) of the unvested shares subject to the Option and any other equity incentive award then held by Executive.  In addition, each of Executive’s stock options to the extent vested and outstanding at the time of Executive’s termination without Cause or resignation for Good Reason within twelve (12) months of the Change in Control will remain exercisable for a twelve (12)-month period measured from the date of termination of service, but in no event beyond the expiration of the maximum option term.

(f)Clawback.  Notwithstanding anything to the contrary in this Agreement, all compensation paid to Executive by the Company (whether payable pursuant to this Agreement or otherwise) will be subject to reduction, recovery and/or recoupment to the extent required by any present or future law, government regulation or stock exchange listing requirement (or any policy adopted by the Company which ensures compliance with the requirements of any such law, government regulation or stock exchange listing requirement).

(g)Resignation from Positions.  Notwithstanding any other provision of this Agreement to the contrary, upon any termination of employment (whether voluntary or

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involuntary), Executive, upon written request from the Board, shall resign from the Board and any other positions he has with the Company (or any subsidiary), whether as an executive, officer, employee, consultant, director, trustee, fiduciary or otherwise.

5.Severance Benefits and Conditions.

(a)If Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason, or upon Executive’s death, then Executive will receive his unpaid salary and benefits (including accrued, but unused vacation time) earned up to the effective date of his termination and nothing else.

(b)If Executive incurs a Separation from Service because his employment is terminated by the Company without Cause or by Executive with Good Reason in either case within twelve (12) months following a Change in Control, Executive shall be entitled to receive the following benefits:

(i)The Company shall immediately pay to Executive the amounts described in Section 5(a) above.

(ii)The Company shall pay in cash an amount equal to (A) 1.5 times Executive’s annual base salary then in effect plus (B) Executive’s target bonus for the year in which the termination occurs as a severance payment, subject to any offset provided for in the Incentive Compensation Plan or any successor bonus plan for any bonus paid to Executive under such plan in connection with such Change in Control and based in whole or in part on target bonus amount.  Such severance payment shall be paid over a twelve (12) month period in a series of successive equal installments.  The first such payment shall be made within the sixty (60)-day period measured from the date of Executive’s Separation from Service as a result of termination specified in this Section 5(b), provided that the General Release has been delivered by Executive pursuant to Section 5(d) below and is effective and enforceable following the expiration of the revocation period applicable to that release under law.  However, should such sixty (60)-day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.  The remaining installments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.  The severance payments under this Section 5(b) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(iii)If Executive is eligible for and timely elects to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at a level of coverage at or below Executive’s level of coverage in effect on the date of Executive’s Separation from Service, then for  the period beginning on the date of Executive’s Separation from Service and ending on the earlier of (i) the date on which Executive first becomes covered by any other “group health plan” as described in Section 4980B(g)(2) of the Code or (ii) the last day of the twelve (12) month period following Executive’s Separation from Service (the “Coverage Period”), the Company shall reimburse Executive monthly an amount equal to the monthly COBRA premium paid by Executive, less

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the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date.  The payments shall commence within the sixty (60)-day period measured from the date of Executive’s Separation from Service as a result of termination specified in this Section 5(b), provided that the General Release has been delivered by Executive pursuant to Section 5(d) below and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law.  However, should such sixty (60)-day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.  The remaining payments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.  In order to receive reimbursements hereunder, Executive must provide proof of payment of the applicable premiums prior to the applicable reimbursement payment date.   The first payment shall include any payments for the period from the Termination Date to the commencement date.  The Company shall reimburse Executive under this Section 5(b)(iii) only for the portion of the Coverage Period during which Executive continues coverage under the Company’s health plan.   Executive agrees to promptly notify the Company of Executive’s coverage under an alternative health plan upon becoming covered by such alternative plan.  The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion, including treating such reimbursements as taxable benefits subject to withholding.  The payments under this Section 5(b) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(c)If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason in the absence of a Change in Control or more than twelve (12) months after a Change in Control, Executive shall be entitled to receive the following benefits:

(i)The Company shall immediately pay to Executive the amounts described in Section 5(a) above.

(ii)The Company shall pay in cash an amount equal to Executive’s annual base salary then in effect as a severance payment.  Such severance payment shall be paid over a twelve (12) month period in a series of successive equal installments.  The first such payment shall be made within the sixty (60)-day period measured from the date of Executive’s Separation from Service as a result of termination specified in this Section 5(c), provided that the General Release has been delivered by Executive pursuant to Section 5(d) below and is effective and enforceable following the expiration of the revocation period applicable to that release under law.  However, should such sixty (60)-day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.  The remaining installments shall be made in accordance with the Company’s

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regular payroll schedule for its salaried employees.  The severance payments under this Section 5(c) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(iii)If Executive is eligible for and timely elects to receive continued health coverage under the Company’s health plan under the COBRA at a level of coverage at or below Executive’s level of coverage in effect on the date of Executive’s Separation from Service, then for  the period beginning on the date of Executive’s Separation from Service and ending on the earlier of (i) the date on which Executive first becomes covered by any other “group health plan” as described in Section 4980B(g)(2) of the Code or (ii) the last day of the Coverage Period, the Company shall reimburse Executive monthly an amount equal to the monthly COBRA premium paid by Executive, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date.  The payments shall commence within the sixty (60)-day period measured from the date of Executive’s Separation from Service as a result of termination specified in this Section 5(c), provided that the General Release has been delivered by Executive pursuant to Section 5(d) below and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law.  However, should such sixty (60)-day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.  The remaining payments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.  In order to receive reimbursements hereunder, Executive must provide proof of payment of the applicable premiums prior to the applicable reimbursement payment date.   The first payment shall include any payments for the period from the Termination Date to the commencement date.  The Company shall reimburse Executive under this Section 5(c)(iii) only for the portion of the Coverage Period during which Executive continues coverage under the Company’s health plan.   Executive agrees to promptly notify the Company of Executive’s coverage under an alternative health plan upon becoming covered by such alternative plan.  The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion, including treating such reimbursements as taxable benefits subject to withholding.  The payments under this Section 5(c) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(d)Release of Claims.  Notwithstanding anything to the contrary in this Agreement, in order to receive any severance payments or benefits under this Section 5, Executive must first execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the effective date of his termination, a general settlement and release agreement in substantially the form attached

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hereto as Exhibit A (the “General Release”) and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable

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revocation period under federal or state law.  If such General Release is not executed and delivered to the Company within the applicable twenty-one (21) (or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance payments or benefits will provided to the Executive under this Section 5.

6.Confidentiality.  Executive agrees to abide by the terms and conditions of the  Proprietary Information, Inventions and Materials Agreement between Executive and the Company, a copy of which is attached as Exhibit B.  Executive further agrees that at all times both during his employment by the Company and after his Separation from Service, he will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

7.Section 409A.

(a)The severance payments  and other benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A.  Accordingly, the provisions of this Agreement applicable to the severance payments described in Section 5 and the determination of Executive’s Separation from Service due to termination of Executive’s employment without Cause or Executive’s resignation for Good Reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable.  However, to the extent any payment or benefit to which Executive becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)Notwithstanding any provision in this Agreement the contrary, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive until Executive incurs a Separation from Service in connection with such termination of employment.  For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Executive’s Separation from Service will be made to Executive prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of such Separation from Service or (ii) the date of Executive’s death, if Executive is deemed at the time of such Separation from Service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed

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commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 8.b. (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum on the first day of the seventh (7th) month after the date of Executive’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(c)During the period the COBRA premium reimbursement arrangement remains in effect, the following provisions shall govern the arrangement: (a) the amount of the COBRA premiums eligible for reimbursement in any one calendar year during the Coverage Period shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.

8.Benefit Limit.  In the event any payment to which Executive becomes entitled under this Agreement would otherwise constitute a parachute payment under Code Section 280G, then that payment shall be subject to reduction to the extent necessary to assure that such payment will be limited to the greater of (i) the dollar amount which can be paid to Executive without triggering a parachute payment under Code Section 280G or (ii) the dollar amount of that payment which provides Executive with the greatest after-tax amount after taking into account any excise tax Executive may incur under Code Section 4999 with respect to such payment and any other benefits or payments to which Executive may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of Executive’s service.

9.Tax Withholdings.  Any and all cash compensation and other benefits (including without limitation, base salary, annual bonus, Retention Bonus and severance) paid to Executive under this Agreement shall be subject to all applicable tax withholding requirements, and the Company shall make such other deductions as may be required and/or allowed by applicable law and/or as authorized in writing by Executive.

10.Definitions.  The terms defined in this section shall have the meanings set forth below for purposes of this Agreement.

(a)"Board" shall mean the board of directors of the Company.

(b)"Cause" shall mean misconduct, including the following:

(i)commission of a felony or commission of any other crime against or involving the Company;

(ii)an act of fraud, dishonesty or misappropriation committed by Executive with respect to the Company;

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(iii)willful or reckless misconduct by Executive that materially affects the Company or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates;

(iv)a material breach of this Agreement or the Proprietary Information and Assignment of Inventions Agreement between Executive and the Company ;

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s employment.

(c)“Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)a merger, consolidation or other reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

(ii)a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company; or

(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 Act, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company's securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company's existing stockholders.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)“Good Reason” shall mean Executive’s resignation following any one or more of the following without Executive's written consent:

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(i)a material diminution in Executive’s base compensation or target amount of annual cash bonus; or

(ii)a material relocation of Executive’s principal place of business, with a relocation of more than fifty (50) miles to be deemed material for such purposes;

(iii)a material diminution in Executive’s duties, responsibilities or authority or direct reporting relationship to the Board;

(iv)a material breach of this Agreement by the Company.

In order for a termination of employment to be for Good Reason, Executive must provide written notice to the Board of the existence of one or more conditions described above and his intent to resign for Good Reason hereunder within a period not to exceed thirty (30) of the initial existence of the condition.  Following his providing this notice, the Company shall be provided a period of at least thirty (30) days during which to remedy the condition.  Executive shall continue to receive the compensation and benefits provided by this Agreement during the cure period and if the condition is not cured during such period, then at the end of such period Executive’s employment shall cease and Executive will become entitled to the severance benefits described above.  If the condition is cured, Executive shall not be deemed to have “Good Reason” to terminate his employment.

(f)“Separation from Service” shall mean Executive’s cessation of Employee Status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee Status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee Status during the immediately preceding thirty-six (36) months (or such shorter period for which Executive may have rendered such service).  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.  For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee Status” for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each

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place the latter phrase appears in Section  1.414(c)-2 of the Treasury Regulations.  In addition to the foregoing, a Separation from Service will not be deemed to have occurred while Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which Executive is provided with a right to reemployment with one or more members of the Employer Group by either statute or contract; provided, however, that in the event Executive’s leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes him to be unable to perform his duties as an employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave.  If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Executive is not provided with a right to reemployment either by statute or contract, then Executive will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

11.Arbitration. Any dispute, controversy, or claim, whether contractual or non-contractual, between Executive and the Company, unless mutually settled, shall be resolved by binding arbitration before the Judicial Arbitration and Mediation Service (the “JAMS”), in accordance with the JAMS Employment Arbitration Rules and Procedures, available at www.jamsadr.com.  Executive and the Company each agree that before proceeding to arbitration, they will mediate disputes before the JAMS by a mediator approved by the JAMS.  If mediation fails to resolve the matter, any subsequent arbitration shall be conducted by an arbitrator approved by the JAMS and mutually acceptable to Executive and the Company.  All disputes, controversies, and claims shall be conducted by a single arbitrator, who shall (i) allow discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law; and (ii) issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.  The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.   Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.  If Executive and the Company are unable to agree on the mediator or the arbitrator, then the JAMS shall select the mediator/arbitrator.  The resolution of the dispute by the arbitrator shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act.  The arbitration award shall be in writing and shall include a statement of the reasons for the award.  The arbitration shall be held in San Francisco, California.  The Company shall pay all JAMS, mediation, and arbitrator’s fees and costs, irrespective of who raised the claim and the outcome of arbitration.

12.Miscellaneous.

(a)Governing Law.  This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.

(b)Attorneys' Fees.  In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the

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interpretation hereof, each party shall bear its own legal fees and expenses.  Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the court shall have discretion to award the prevailing party attorneys' fees and costs incurred by it with respect to such claim or action.  The "prevailing party" means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

(c)Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)Severability.  If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

(e)Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

(f)Entire Agreement.  This Agreement, along with any other Agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of Executive.

[signature page follows]

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SANGAMO BIOSCIENCES, INC.

By:	/s/ William R. Ringo Name: William R. Ringo Title: Chairman, Board of Directors
ALEXANDER (SANDY) MACRAE
/s/ Alexander Macrae

EXHIBIT A

GENERAL SETTLEMENT AND RELEASE AGREEMENT

PURSUANT TO SECTION 5(D) OF THE EMPLOYMENT AGREEMENT BETWEEN SANGAMO BIOSCIENCES, INC. AND ALEXANDER (SANDY) MACRAE, EXECUTION OF A GENERAL SETTLEMENT AND RELEASE AGREEMENT, IN SUBSTANTIALLY THE SAME FORM AS THIS EXHIBIT A IS A CONDITION TO DR. MACRAE’S RECEIPT OF CERTAIN PAYMENTS AND BENEFITS PURSUANT TO SECTION 5 OF SUCH AGREEMENT.  THIS DOCUMENT IS INTENDED AS A FORM OF THE GENERAL SETTLEMENT AND RELEASE AGREEMENT AND MUST BE FINALIZED BY SANGAMO BIOSCIENCES, INC. PRIOR TO EXECUTION.

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GENERAL SETTLEMENT AND RELEASE AGREEMENT

This General Settlement and Release Agreement (the “Agreement”) is by and between Sangamo BioSciences, Inc., for itself and for all of its affiliated, related, parent and direct and indirect subsidiary companies, joint venturers and partnerships, successors and permitted assigns and each of them (collectively, the “Company”), on the one hand, and Alexander (Sandy) Macrae, for himself, and his agents, representatives, heirs and assigns (the “Employee”), on the other hand.

1.Payments.In full and complete consideration for the Employee’s promises and undertaking set forth in this Agreement, following the eighth (8th) day following receipt by the Company of a fully executed General Settlement and Release Agreement from the Employee, the Company will provide the Employee the consideration, if any, to which the Employee is entitled pursuant to the Employment Agreement between the parties, dated May [__], 2016, at the times specified in Section 5 of that Agreement unless the signature on this Agreement is revoked pursuant to Section 8 below.

2.Release of Known and Unknown Claims.

(a)It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, the Employee irrevocably and unconditionally releases and forever discharges the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which the Employee may have against the Company or any of the Released Parties, or any of them, by reason of or arising out of, touching upon or concerning the Employee’s employment, separation of his employment and reapplication for employment with the Company, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement.  The Employee acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religious creed, physical or mental disability, medical condition, marital status, sexual orientation, genetic information or characteristics, or any other basis protected by applicable law; any claim under: Title VII of the Civil Rights Act of 1964 (“Title VII”); the Americans With Disabilities Act of 1990 (“ADA”); the Age Discrimination in Employment Act of 1967 (“ADEA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act of 1963 (“EPA”); the Fair Labor Standards Act (“FLSA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Occupational Safety and Health Act (“OSHA”); the Lilly

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Ledbetter Fair Pay Act of 2009 (“Fair Pay Act”);  the California Fair Employment and Housing Act (“FEHA”); the California Labor Code; and CalOSHA, or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by the Employee. Notwithstanding anything to the contrary herein, this Agreement shall not release the Employee’s right, if any, to claims he may have for: (i) indemnification pursuant to the Indemnification Agreement, dated [June 14, 2016], between Employee and the Company, the bylaws of the Company or insurance policies of the Company, for any claims arising out of the Employee’s conduct as an employee or officer of the Company during his employment, (ii) unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, (iii) continuation of existing participation in Company-sponsored group health benefit plans under COBRA and/or an applicable state counterpart law, (iv) any benefit entitlements that are vested as of the Employee’s termination date pursuant to the terms of a Company-sponsored benefit plan governed by ERISA, (v) stock and/or vested option shares pursuant to the written terms and conditions of the Employee’s existing stock option grants and agreements, existing as of his termination date, (vi) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable, and (vii) any wrongful act or omission occurring after the date the Employee signs this Agreement.

(b)The Employee represents and warrants that he has not assigned or subrogated any of his rights, claims or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claims on his behalf, and he agrees to indemnify and hold harmless the Company and each of the Released Parties against any assignment of said rights, claims and/or causes of action.

3.Waiver of Unknown Claims.

(a)The Employee does hereby expressly waive and relinquish all rights and benefits afforded to him under law, and does so understanding and acknowledging the significance and consequences of such a waiver.

(b)Releases of Unknown Claims/Waiver of Civil Code Section 1542.  The parties agree that this Agreement is a full and final release of any and all claims and the Employee expressly waives the benefit of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c)The Employee acknowledges and understands that he is being represented in this matter by counsel, and he expressly acknowledges and agrees that this Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist at

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the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d)The Employee acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement.  The Employee agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts.  The Employee further acknowledges and agrees that neither the Company nor any of the other Released Parties had any duty to disclose any fact to him prior to the execution of this Agreement.

4.Permitted Disclosures and Actions.  Nothing in Section 2 above, or elsewhere in this Agreement, prohibits or restricts the Employee, the Company, or the other Released Parties from lawfully:  (i) initiating communications directly with, cooperating with, providing relevant information (including but not limited to information regarding the existence of or facts and circumstances underlying this Agreement), or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation.  Further, nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances, or regarding any potentially fraudulent or suspicious activities.

5.Non-Admission of Liability.  The Employee expressly recognizes that this Agreement shall not in any way be construed as an admission by the Company or any of the other Released Parties of any unlawful or wrongful acts whatsoever against the Employee or any other person or entity.  The Company and each of the Released Parties expressly denies any violation of any policy or procedure, or of any state or federal law or regulation.  The Company and each of the Released Parties also specifically denies any liability to or wrongful acts against the Employee, or any other person, on the part of themselves or any other employees or agents of the Company.  This Agreement shall not be admissible in any proceeding as evidence of or any admission by the Company of any violation of any law or regulation or wrongful act.  This Agreement may, however, be introduced in any proceeding to enforce this Agreement.

6.No Filing of Claims.  The Employee specifically represents that he has no pending complaints or charges against the Company or any of the other Released Parties with any state or federal court or any local, state or federal agency, division or department based on any events occurring prior to the date of execution of this Agreement.

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7.Advice of Counsel.The Employee acknowledges that he has been given twenty-one days (21) to seek the advice of counsel and to consider the effects of this Agreement upon his legal rights (the “Consideration Period”).  To the extent that the Employee has signed the Agreement without obtaining the advice of counsel or before expiration of the Consideration Period, the Employee acknowledges that he has done so voluntarily with a full understanding of the Agreement and its effect upon his legal rights.  Any discussion between the Employee and the Company or any of the Released Parties concerning the terms and conditions of this Agreement does not extend the Consideration Period.

8.Revocation Period.  The Employee acknowledges that he has been informed that, after he signs this Agreement, he has the right to revoke his signature for a period of seven days (7) from the date that he signs the Agreement.  To be effective, the revocation must be in writing, signed by the Employee, and delivered to Vice President of Human Resources at 501 Canal Boulevard, Point Richmond Technology Center, Richmond, California 94804 before the close of business on the seventh day (7th) day following the date the Employee signs this Agreement.  The Employee acknowledges and agrees that the Company has no obligation to comply with the terms of this Agreement until the Revocation Period has expired without revocation, at which time this Agreement will become effective and enforceable.

9.Nondisparagement.  The Employee agrees that he will not disparage the Company or any of the Released Parties, or their products, services, officers, directors, employees, with any written or oral statement and the Company agrees that it will not disparage the Employee.

10.Confidentiality.  The Employee consents and agrees that he will not, at any time, disclose the existence of this Agreement, the terms of his severance benefits and/or the alleged facts or circumstances giving rise to any actual or alleged claims to any person, firm, company, association, or entity or the press or media for any reason or purpose whatsoever, other than to his attorney, his immediate family and to his accountant or financial advisor for tax purposes.  If the Employee is served with any subpoena, court order, or other legal process seeking disclosure of any such information, the Employee shall promptly send to the Company, within forty‑eight (48) hours, via facsimile at (510) 970-_____, such subpoena, court order, or other legal process so that the Company may exercise any applicable legal remedies.  The Employee agrees and acknowledges that a violation of this paragraph by the Employee shall be a material breach of this Agreement.

11.Delivery of Documents.  The Employee represents and warrants that he has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of the Company. The Employee acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates.

12.Remedies For Breach Of This Agreement.

(a)Injunctive Relief.  In the event of a breach of the provisions of this Agreement, the Employee agrees that any remedy at law for any breach or threatened breach of the

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provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches (without the necessity of posting a bond).  The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(b)Remedies Cumulative.  The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(c)Governing Law; Consent to Jurisdiction.  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles thereof.  All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California.  Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California or the United States District Court for the Northern District of California for any litigation, proceeding or action arising out of or relating to this Agreement (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts).  Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this Agreement or thereby in the courts of the State of California or the United States District Court for the Northern District of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum.

13.Counsel.  The parties hereby acknowledge that they have had the reasonable opportunity to consult with attorneys of their own choice concerning the terms and conditions of this Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.

14.Entire Agreement.  This is the entire agreement between the Employee and the Company with respect to the subject matter hereof and the Agreement supersedes any previous negotiations, agreements and understandings.  The Employee acknowledges that he has not relied on any oral or written representations by the Company (or its counsel) or any of the other Released Parties to induce him to sign this Agreement, other than the terms of this Agreement.  No modifications of this Agreement can be made except in writing signed by the Employee and the Company.

15.Section 409A.  It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and the Treasury Regulations thereunder.  Accordingly, to the extent there is any ambiguity as to

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whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder.  In no event may the Employee, directly or indirectly, designate the calendar year of a payment.

16.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.Ambiguities.  Attorneys for both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18.Waiver.  No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement.  No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

19.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT.  ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS.  THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT.  THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT.  THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.  THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND OF ANY RIGHTS OR CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967.

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IN WITNESS WHEREOF, the parties have executed this General Settlement and Release Agreement on the dates set forth below.

SANGAMO BIOSCIENCES, INC.: DATE:
EMPLOYEE: DATE:

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EXHIBIT B

Proprietary Information, Invention and Materials Agreement

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